Exhibit 99.1

MEDIA CONTACTS
Andrew Gully	617-757-5513	agully@sovereignbank.com
Ellen Molle	617-757-5573	emolle@sovereignbank.com
Ed Shultz	610-207-8753	eshultz1@sovereignbank.com
For Immediate Release
Sovereign Shareholders Approve Transaction With Banco Santander
NEW YORK, January 28, 2009 – Sovereign Bancorp, Inc. (NYSE: SOV) announced that shareholders at a special meeting held today voted to approve the transaction by which Banco Santander will acquire all of the outstanding Sovereign common stock not currently owned by Banco Santander. Ninety-six percent of Sovereign’s shareholders who voted were in favor of the transaction. The results of the Sovereign shareholder vote were certified by IVS Associates. The Sovereign shareholder approval comes two days after Banco Santander shareholders approved a capital increase to finance the acquisition.
Under the terms of the definitive transaction agreement, Sovereign shareholders will receive 0.3206 Banco Santander American Depository Shares (ADSs), or upon election Banco Santander ordinary shares (subject to Banco Santander’s right to invalidate any such election) for every 1 share of Sovereign common stock they own (or 1 Banco Santander ADS for 3.42 Sovereign shares)

The affirmative shareholder vote satisfies one of the last conditions to the closing of the transaction. Sovereign and Santander expect to close the transaction on Friday, January 30.
“Santander offers Sovereign an opportunity to build a stronger bank for our shareholders, employees, customers and communities,” said P. Michael Ehlerman, Non-Executive Chairman of the Board of Directors of Sovereign.
About Sovereign
Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a financial institution with principal markets in the Northeastern United States. Sovereign Bank has 750 community banking offices, over 2,300 ATMs and more than 10,000 team members. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, wealth management and insurance. For more information on Sovereign Bank, visit <http://www.sovereignbank.com> or call 1-877-SOV-BANK.
Sovereign Bank is a registered trademark of Sovereign Bank or its affiliates or subsidiaries in the United States and other countries.